Exhibit 16.1

June 10, 2024

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Yijia Group, Corp.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated June 10, 2024, of Yijia Group, Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ Olayinka Oyebola

Olayinka Oyebola& Co

Chartered Accountant

Lagos, Nigeria